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                                 [metris logo]

                                                Filed pursuant to Rule 424(b)(3)
                                                Registration No. 333-47066



                             Current Interest Rates

                This is a supplement to the Prospectus effective
                       October 11, 2000, as supplemented

        CURRENT INTEREST RATES FOR RENEWABLE UNSECURED SUBORDINATED NOTES
                                   OFFERED BY
                              METRIS COMPANIES INC.


                           EFFECTIVE FEBRUARY 7, 2003

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    PORTFOLIO
    AMOUNT (1)      $1,000 - $24,999       $25,000 - $49,999       $50,000 - $74,999      $75,000 - $99,999       $100,000 OR MORE
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                   Interest    Annual     Interest     Annual     Interest    Annual     Interest     Annual    Interest     Annual
     NOTE TERM      Rate %     Yield %     Rate %     Yield %      Rate %     Yield %     Rate %     Yield %     Rate %     Yield %
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
    3 MONTH (2)      5.73       5.90        5.86        6.03        5.99       6.17        6.12        6.31       6.25        6.45
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    6 MONTH (2)      6.53       6.75        6.66        6.89        6.79       7.03        6.92        7.16       7.05        7.30
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    1 YEAR (3)       7.23       7.50        7.36        7.64        7.49       7.78        7.62        7.92       7.75        8.06
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    2 YEAR (3)       8.25       8.60        8.38        8.74        8.51       8.88        8.64        9.02       8.77        9.16
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    3 YEAR (3)       8.53       8.90        8.66        9.04        8.79       9.19        8.92        9.33       9.05        9.47
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    4 YEAR (3)       8.76       9.15        8.89        9.30        9.02       9.44        9.15        9.58       9.28        9.72
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    5 YEAR (3)       9.08       9.50        9.21        9.65        9.34       9.79        9.47        9.93       9.60       10.07
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    10 YEAR (3)      9.76       10.25       9.89       10.39       10.02       10.54      10.15       10.68       10.28      10.83
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(1)  We determine the applicable portfolio amount at the time you purchase or renew a note by aggregating the principal amount of all notes issued by
     Metris Companies Inc. that are currently owned by you and your immediate family members. Immediate family members include parents, children, siblings, grandparents and grandchildren. Members of a sibling's family are also considered immediate family members if the holder's sibling is also a noteholder.

(2)  The annual yield calculation assumes that:

     a.   the term of the note is renewed sequentially for an entire year,
     b. the interest earned during each term is included in the principal amount for the next term,
     c.   the listed interest rate is the interest rate for each term, and
     d.   the accrued interest is paid annually.

(3) The annual yield calculation assumes that accrued interest is paid annually.

                             -----------------------


     Standard & Poor's Ratings Services (S&P) has rated the notes CCC-.
     Obligations rated BB+ and lower are below investment grade and are regarded as having significant speculative characteristics. Please review "Risk
     Factors" beginning on page S-6 of the prospectus supplement dated October
     25, 2002 for a description of the risks involved in investing in the notes.
     Ratings are subject to change.